Exhibit 10.12

Consulting Agreement

This Consulting Agreement (this “Agreement”) is made as of August 27, 2020 with an effective date of September 1, 2020, by and between Marizyme, Inc. (the “Corporation”), a Nevada corporation, and Lakeport Business Services, Inc., a Florida corporation (the “Consultant”). Corporation and Consultant collectively are the “Parties.”

Recitals

A.	The Corporation is duly organized and validly existing as a corporation in good standing under the laws of the State of Nevada.

B.	The Consultant has specialized corporate expertise, SEC experience and accounting expertise, for both public and private entities. The Corporation finds the corporate management experience, specifically SEC related experience, and general knowledge of the Consultant, to be essential to the success of the Corporation. The Services will be provided by Bruce Harmon.

C.	The Corporation desires to engage the Consultant, and the Consultant desires to be so engaged, on the terms and conditions set forth below.

Agreement

Now therefore, in consideration of the Recitals, which shall be deemed to be a substantive part of this Agreement, and the mutual covenants, promises, agreements, representations, hereinafter set forth, the parties hereto do hereby covenant, promise, agree, represent and warrant as follows:

1.	Consulting.

1.1.	The Corporation hereby contracts the Consultant to fulfill the duties of chief financial officer (“CFO”) and to render services for and on behalf of the Corporation as such, who will report to the Chief Executive Officer (“CEO”) of the Corporation. The Consultant shall not be able to bind the Corporation without a Corporate Resolution executed by the Corporation, and the Consultant shall render such other and further services for and on behalf of the Corporation as may be assigned reasonably, from time-to-time, to the Consultant by the CEO of the Corporation (the “Services”). The Consultant hereby accepts such consulting with the Corporation and agrees to render the Services for and on behalf of the Corporation on the terms and conditions set forth in this Agreement. During the term of this Agreement, the Consultant will report directly to the CEO of the Corporation. The power to direct, control and supervise the services to be performed, the means and manner of performing the Services and the time for performing the Services shall be exercised by the CEO, provided, however, that the CEO shall not impose any consulting constraints or duties which would require the Consultant to violate any law, statutes, ordinance, rule or regulation now or hereinafter in effect.

1.2.	It is expressly acknowledged by the parties hereto that Consultant is an independent contractor and nothing in this Agreement is intended nor shall be construed to create an employer/employee relationship or a joint venture of any kind including any principal/agent relationship between the Corporation and Consultant. The Corporation shall not have any right to exercise any control or discretion over the manner or method by which Consultant performs services hereunder; provided, however, the services to be provided by Consultant hereunder shall be provided in a manner consistent with the professional standards governing such services and the provisions of this Agreement. Neither party shall have any authority to act for the other party, except as expressly provided herein, and Consultant shall have no right or power to create any liability or obligation for or on behalf of the Corporation or to sign any documents on behalf of the Corporation.

1.3.	The compensation for the Consultant, hereinafter the “Compensation,” shall be as follows:

1)	$5,000 per month (the “Cash Compensation”) to be paid on the date of this Agreement and on the 1st of each month thereafter. If the 1st of the month falls on a weekend or holiday, it shall be paid on the following business day. Should certain conditions arise during the year that increases the work and/or the procurement of significant financing, the Cash Compensation shall be reviewed by the Parties. The Cash Compensation shall be paid to Lakeport Business Services, Inc. The Cash Compensation shall be paid as follows:

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Consultant	Corporation

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Via ACH	Via Wire
Lakeport Business Services, Inc. Lakeport Business Services, Inc.
Regions Bank Regions Bank
ABA 111900785 ABA 062005690
A/C 0284738898 A/C 0284738898
110 W. Debbie Lane 110 W. Debbie Lane
Mansfield, TX 76063 Mansfield, TX 76063

2)	40,000 shares of common stock of the Corporation (the “Stock Compensation”), vesting monthly over twelve (12) months. The shares shall be issued in the name of “Bruce Harmon.” The Stock Compensation shall vest fully upon a change of control of the Corporation.

3)	Any other benefits that is provided to Corporation’s employees, officers and/or directors shall be made available to Consultant.

It is understood that all payments to Consultant, the Consultant will be responsible for all federal, state and local taxes, as applicable.

1.4.	The Consultant shall be reimbursed by the Corporation for all reasonable business, promotional, travel and entertainment expenses incurred or paid by the Consultant in the course of carrying out the normal duties and responsibilities of the Consultant’s position. In the event the Consultant is required, at his sole discretion, to hire additional personnel to maintain the services required, the Company will reimburse the Consultant as part of this reimbursable expense. The Consultant will advise the company in advance prior to adding personnel. Reimbursement is contingent upon the Consultant furnishing to the Corporation in a timely fashion the appropriate documentation required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as the Corporation may reasonably request.

1.5.	The Services will be performed primarily at the Consultant’s headquarters office which has been established by the Consultant in Tarrant County, Texas.

1.6.	Consultant’s functions are to provide activities related to financial, SEC filings and other activities as so designated by the Board of Directors of the Corporation.

1.7.	The Corporation shall have directors’ and officers’ insurance (“D&O”) in place.

2.	Term.

2.1.	Subject to the provisions for termination of this Agreement set forth below, the term is for one year through August 31, 2021. Thereafter shall renew upon mutual agreement between the Parties.

2.2.	Consultant may elect to terminate this Agreement for Good Reason upon 30 days’ written notice to the Corporation. “Good Reason” means any of the following: (a) the Corporation merges, consolidates with another entity or sells more than 50% of any class of its stock to a non-shareholder, or (b) the Corporation commits a material breach of this Agreement which is not cured by the Corporation within 30 days after receiving written notice thereof from the Consultant.

2.3.	If (i) the Corporation terminates the Consultant during the term of this Agreement, and the termination is determined to not have been for “cause;” or, (ii) the Consultant terminates this Agreement during the term of the Agreement, and the termination is for Good Reason, then the Corporation will pay the Consultant’s compensation as provided for in Paragraph 1 for the remainder of the term of the Agreement. If the Corporation should dispute whether or not the termination is “with cause” or for Good Reason, whatever the case may be, then the Corporation shall pay as a condition to bringing such action into the registry of the court all amounts that will be due the Consultant as Consultant’s salary, benefits and bonuses provided for in Paragraph 1 if the Corporation does not prevail in any of its allegations in such dispute, as security for the payment in full if the Consultant should prevail in whole or in part.

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Consultant	Corporation

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2.4.	For purposes of this Agreement termination “with cause” shall mean termination for any of the following reasons:

2.4.1.	The Consultant abuses alcohol or other substances while performing his Services for the Corporation which abuse negatively affects the performance of this duties, such abuse is habitual, and the Consultant fails to seek competent abuse counseling within 30 days of written notice by the Board of Directors;

2.4.2.	The Consultant is convicted of any felony for any crime involving the moral turpitude arising out of his Services for the Corporation or any other activity.

3.	Performance of Services.

3.1	The Consultant shall devote sufficient time to the Corporation’s business to render the Services. The Consultant shall comply with all laws, statutes, ordinances, rules and regulations relating to the Services. The Consultant may engage in other activities during the term of this Agreement provided that such activities do not materially interfere with the business of the Corporation. Consultant is an entrepreneur, investment banker and venture capitalist, and as such will devote substantial time to other interests. The Consultant may engage in other activities during the term of this Agreement.

4.	Confidential Information, Trade Secrets, Inventions and Creations.

4.1	The Consultant acknowledges that in the Consultant’s consulting hereunder, the Consultant will be making use of, acquiring and adding to the Corporation’s trade secrets and its confidential and proprietary information of a special and unique nature and value relating to such matters as, but not limited to, the Corporation’s business operation, internal structure, financial affairs, programs, software, systems, procedures, manuals, confidential reports, lists of clients and prospective clients and sales and marketing methods, as well as the amount, nature and type of services, equipment and methods used and preferred by the Corporation’s clients and the fees paid by such clients, all of which shall be deemed to be confidential information. The Consultant acknowledges that such confidential information has been and will continue to be of central importance to the business of the Corporation and that disclosure of it to or its use by others could cause substantial loss to the Corporation. In consideration of consulting by the Corporation, the Consultant agrees that during his consulting the Consultant shall not, for any purpose whatsoever, directly or indirectly, divulge or disclose to any person or entity any of such confidential information which was obtained by the Consultant as a result of the Consultant’s consulting with the Corporation or any trade secrets of the Corporation, but shall hold all of the same confidential and inviolate.

5.	Indemnification.

5.1	The Corporation shall indemnify the Consultant, hold the Consultant harmless, and defend the Consultant to the fullest extent permitted by applicable law from and against all claims, threats, suits (except those arising from disputes between the Corporation and the Consultant), damages, penalties, liabilities, cost and expenses including, without limitation, legal fees, costs and disbursements (all collectively referred to as “liabilities”) incurred, suffered, or expended by or threatened against the Consultant with respect to any action or inaction in the course or performance of the Consultant’s duties under this Agreement except for liabilities arising entirely out of the gross negligence or willful misconduct of the Consultant. If any claims are made against Consultant, he shall be entitled to an advance of his legal fees upon request to the Board of Directors. This indemnification shall continue in effect after the expiration or termination of this Agreement and shall not be deemed exclusive of any other indemnification right to which the Consultant may be entitled under applicable law, agreement or the vote of the Board of Directors.

6.

Notices. All notices and other communications required or permitted to be given by this Agreement shall be in writing and shall be given and shall be deemed received if and when either hand-delivered or refused, or deemed received three-days after being mailed by registered or certified U.S. mail, return receipt requested, postage prepaid, and if to the or at such other address as either party hereto shall notify the other of in writing.

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Consultant	Corporation

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Corporation to:	And if to the Consultant:
Marizyme, Inc.	Lakeport Business Services, Inc.
Attn: James Sapirstein	Attn: Bruce Harmon
225 Chimney Corner Lane, Suite 2001	410 Caymus Street
Jupiter, FL 33458	Kennedale, TX 76060
bruce@b2harmon.com
732-723-7395	239-699-9082

7.	Governing Law, Jurisdiction and Venue. The laws of the State of Texas shall govern this Agreement without regard to any of its conflict of law provision.

8.	Attorneys’ Fees. Each party shall be responsible for their respective attorneys’ fees, costs and expenses incurred in such action pending the findings of any legal action.

9.	Non-compete. During the term of this Agreement and for a period of two years thereafter, Consultant agrees that he will not be employed by or otherwise engaged in any business which competes with that of the Corporation. In addition, Consultant shall not, during such two-year period, contact any of the Corporation’s customers or consultants concerning any business or potential business which would compete with that of the Corporation. The provisions of this Section 9 shall not apply if it is determined that this Agreement was terminated by the Consultant for Good Reason.

10.	Miscellaneous.

10.1	This Agreement shall be binding upon and inure to the benefit of the Corporation, its successors and assigns. This Agreement shall be binding upon the Consultant and his heirs, personal and legal representatives, and guardians, and shall inure to the benefit of the Consultant. Neither this Agreement nor any part hereof or interest herein shall be assigned by the Consultant. If there is a sale of the Corporation or change in control thereof, as a condition precedent to any such sale or change in control, the acquiring corporation or controlling person must assume responsibility for this agreement and all payments due hereunder, in writing, as a condition to any such transaction. If such person or entity does not assume liability for this agreement, then such inaction shall constitute a breach hereunder and Consultant shall be entitled to the payment provided for in Section 2.3 hereof as liquidated damages.

10.2	The terms and provisions of this Agreement may not be modified except by written instrument duly executed by each party hereto.

10.3	The use of any gender herein shall be deemed to be or include the other genders and the neuter and the use of the singular herein shall be deemed to be and include the plural (and vice versa), wherever appropriate.

10.4	This Agreement sets forth the entire, integrated understanding and Agreement of the parties hereto with respect to the subject matter hereof.

10.5	The headings in this Agreement are included for the convenience of reference and shall be given no effect in the construction of this Agreement.

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IN WITNESS WHEREOF, the parties have executed, acknowledged, sealed and delivered this Agreement the day and year first hereinabove set forth.

Marizyme, Inc.	Lakeport Business Services, Inc.

/s/ James Sapirstein	/s/ Bruce Harmon
James Sapirstein, Director	Bruce Harmon, President
Dated: August 27, 2020	Dated: August 27, 2020

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Consultant	Corporation

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